EXHIBIT 10.2

[Form of]

JOINT DEVELOPMENT AGREEMENT
By and Between
MILLENNIUM CELL INC.
and
THE DOW CHEMICAL COMPANY

TABLE OF CONTENTS

1.	Definitions	2

2.	Milestones.	2

2.1.	Purpose	2
2.2.	Milestones 1, 2, 3 and 4	2
2.3.	Steering Committee	2
2.4.	No Restrictions	3

3.	Intellectual Property.	3

3.1.	MCEL-Contributed IP	3
3.2.	Cross Licensing Agreement	3

4.	Development Obligations of MCEL.	4

4.1.	MCEL Obligations Generally	4
4.2.	MCEL Obligations Per Milestone	4

5.	Development Obligations of Dow.	7

5.1.	Dow Obligations Generally.	7
5.2.	Dow Obligations Per Milestone	8

6.	Compensation to Dow Upon Achievement of Milestones	9

6.1.	Compensation Per Milestone	9
6.2.	Limitations on Compensation.	10

7.	Representations and Warranties By MCEL	11

7.1.	General Representations and Warranties.	11
7.2.	MCEL’s Commitment	12
7.3.	MCEL-Contributed Intellectual Property	12
7.4.	Disclaimer.	13
7.5.	JDA Intellectual Property	13
7.6.	Disclaimer.	15

8.	Representations and Warranties By Dow	15

8.1.	General Representations and Warranties.	15
8.2.	Disclaimer	16

9.	Other Agreements Relating to the Joint Development Activities.	16

9.1.	Confidential Information	16
9.2.	License and Supplier Arrangements with Third Parties.	18
9.3.	Non-Solicitation of Employees	19
9.4.	Costs and Expenses Related to Joint Development	19
9.5.	Determination of Milestone and Objectives under the Milestone Table.	19
9.6.	Publicity/Press Releases	20
9.7.	Records	20
9.8.	Insurance	20

10.	Indemnification.	21

10.1.	Survival	21
10.2.	Indemnification by MCEL	21
10.3.	Indemnification by Dow	22
10.4.	Limitation	22
10.5.	Procedures.	22
10.6.	Additional Obligations with respect to Intellectual Property	24
10.7.	Exclusivity of Remedies	24

11.	Term and Termination.	24

11.1.	Term	24
11.2.	Termination by Either Party	25
11.3.	Termination By Dow	25
11.4.	Termination by MCEL	25
11.5.	Effect of Termination.	26
11.6.	Survival of Certain Provisions	26

12.	Disputes.	26

12.1.	Alternative Dispute Resolution	26

13.	General Provisions.	27

13.1.	Relationship of the Parties	27
13.2.	Transfer; Successors and Assigns	27
13.3.	Governing Law	27
13.4.	Counterparts	27
13.5.	Construction of Certain Terms	27
13.6.	Notices	28
13.7.	Amendments and Waivers	29
13.8.	Severability	29
13.9.	Delays or Omissions	29
13.10.	Entire Agreement	29

Exhibit A Definitions
Exhibit B Milestones

Schedule 1  MCEL-Contributed Intellectual Property
Schedule 2   Excluded Intellectual Property

JOINT DEVELOPMENT AGREEMENT

THIS JOINT DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into on this __ day of __________, 2005 (the “Effective Date”) by and between THE DOW CHEMICAL COMPANY, a Delaware corporation (“Dow”) and MILLENNIUM CELL INC., a Delaware corporation (“MCEL”). Dow and MCEL also may be referred to herein individually as a “Party” or collectively as the “Parties.”

Recitals

WHEREAS, the Parties entered into that certain Stock Purchase Agreement, dated as of February 27, 2005 (the “Stock Purchase Agreement”), pursuant to which, among other things, at the First Closing (as defined in the Stock Purchase Agreement), the Parties are to enter into this Agreement;

WHEREAS, the First Closing has occurred and, simultaneously therewith, the Parties are entering into this Agreement pursuant of the Stock Purchase Agreement;

WHEREAS, simultaneously with the entering into of this Agreement, Dow and MCEL have also entered into that certain Cross Licensing and Intellectual Property Agreement, dated as of the Effective Date (the “Cross Licensing Agreement”);

WHEREAS, MCEL is engaged in the business of developing fuel systems for the safe storage, transportation and generation of hydrogen for use as an energy source and, in connection therewith, has developed and patented the proprietary system called Hydrogen on Demand®, whereby the energy potential of hydrogen is carried in the chemical bonds of sodium borohydride, which in the presence of a catalyst, releases hydrogen;

WHEREAS, among other things, Dow is engaged directly and indirectly in developing technologies addressing the increasing need for energy for portable electronics devices;

WHEREAS, the Parties wish to jointly develop portable energy solutions through the production of hydrogen gas for use by fuel cells within the Field of Use (as defined below) and within the Application (as defined below), using certain processes currently being developed by MCEL, as further described in this Agreement;

WHEREAS, in connection with the joint development arrangement described above, and pursuant to the terms and conditions of the Stock Purchase Agreement and this Agreement, MCEL and Dow have agreed that MCEL will (i) upon the execution of this Agreement, issue certain shares of Series A Preferred Stock (as defined below) and (ii) upon the achievement of Milestones 1, 2, 3 and 4 (each as defined below), issue certain shares of Series A Preferred Stock in consideration for Dow providing its commercial and technical services pursuant to this Agreement, as further described in this Agreement and the Stock Purchase Agreement; and

WHEREAS, pursuant to the terms and conditions of the Stock Purchase Agreement, MCEL and Dow have agreed that, upon the achievement of Milestones 1, 2, 3 and 4, MCEL will offer to sell, and Dow may purchase, certain shares of Series B Preferred Stock in consideration for Dow’s equity investments into MCEL, as further described in this Agreement and the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties agree as follows:

1.    Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A (Definitions). Capitalized terms that do not appear in Exhibit A shall have the meanings given such terms as provided for in this Agreement.

2.    Milestones.

2.1.  Purpose.  The Parties have entered into this Agreement for the purpose of jointly developing portable energy solutions through the production of hydrogen gas for use by fuel cells using certain processes currently being developed by MCEL. In connection therewith, MCEL shall use reasonable best efforts to, among other things, perform the MCEL Military Tasks and the MCEL Consumer Tasks and Dow shall use commercially reasonable efforts when requested by MCEL to perform the Dow Military Tasks and the Dow Consumer Tasks in accordance with this Agreement. By performing these obligations, MCEL will seek to cause the occurrence of the Military Objectives and the Consumer Objectives (if any) contained in the four (4) milestones described in this Article 2 (each, a “Milestone” and, collectively, the “Milestones”) and, as a result of the occurrence of all the Military Objectives or the Consumer Objectives in any such Milestone, will achieve such Milestone as set forth in the Milestone Table. Upon the achievement of each Milestone, Dow will be entitled to receive Series A Preferred Stock and to purchase Series B Preferred Stock and receive Warrants, subject to the terms and conditions of this Agreement and the other Transaction Agreements.

2.2.  Milestones 1, 2, 3 and 4.  Each of the four (4) Milestones (“Milestone 1,” “Milestone 2”, “Milestone 3” and “Milestone 4”, respectively) shall be achieved upon the occurrence of either (i) all of the Military Objectives or (ii) all of the Consumer Objectives, in either case, corresponding to such Milestone in the Milestone Table set forth on Exhibit B of this Agreement (the “Milestone Table”). Notwithstanding anything to the contrary set forth in the Milestone Table, (i) if Milestone 2 is achieved prior to the achievement of Milestone 1, then Milestone 1 will be deemed to have been achieved upon the achievement of Milestone 2, (ii) if Milestone 3 is achieved prior to the achievement of Milestone 1 and/or Milestone 2, then any prior Milestone that has not been achieved at such time (Milestone 1 and/or Milestone 2, as the case may be) will be deemed to have been achieved upon the achievement of Milestone 3, (iii) if Milestone 4 is achieved prior to the achievement of Milestone 1, Milestone 2 and/or Milestone 3, then any prior Milestone that has not been achieved at such time (Milestone 1, Milestone 2 and/or Milestone 3, as the case may be) will be deemed to have been achieved upon the achievement of Milestone 4. In any such event, all of the Closings (as defined in the Stock Purchase Agreement) preceding the applicable Milestone shall occur simultaneously.

2.3.  Steering Committee.  The Parties shall establish and maintain a steering committee (the “Steering Committee”) that will oversee the development activities under, and all other aspects of the relationship contemplated by, this Agreement and facilitate the relationship between Dow and MCEL as explicitly set forth this Agreement. The Steering Committee shall consist of four (4) individuals (each, a “Committee Member”), two (2) of which shall be appointed by Dow at its sole discretion and two (2) of which shall be appointed by MCEL at its sole discretion. The initial Committee Members shall be as follows (a) two MCEL-appointed Committee Members shall be: (i) Adam Briggs and (ii) John Battaglini and the two-Dow appointed Committee Members shall be: (i) Director Emerging Energy Platform and (ii) another representative to be appointed in the future; provided, however, either Party may replace such Party’s Committee Members at any time by providing written notice to the other Party. During the Term, the Steering Committee will meet from time to time and in the manner as the Committee Members shall agree. Any action made by the Steering Committee under this Agreement shall only be enforceable if at least seventy-five percent (75%) of the Committee Members agree to such action in writing. Notwithstanding anything to the contrary set forth herein, in no event shall the Steering Committee have the right to modify, amend, supplement, change or waive any provision or term of this Agreement.

2.4.  No Restrictions.  In no event shall the obligations of the Parties contained in this Agreement, the Stock Purchase Agreement, the other Transaction Agreements or transactions contemplated hereby or thereby prevent or in any way prohibit or restrain the either Party from engaging in any activities (including without limitation, development activities, joint development activities, investment activities or otherwise) which may be deemed to be directly or indirectly competitive with the other Party, the current operations of the other Party or the future business plans of the other Party, it being understood that each Party may by itself or in combination with other third parties, develop, manufacture, produce or sell hydrogen fuel cell products; provided, however, each Party’s rights under this Section 2.4 shall be subject to all agreements and restrictions of the Parties with respect to (i) Dow Intellectual Property, MCEL-Contributed Intellectual Property (as defined below) and Joint Development Intellectual Property under this Agreement, the Cross Licensing Agreement and all other Transaction Agreements, (ii) the specific representations, warranties, covenants and agreements contained in the Transaction Agreements and (iii) confidentiality and non-solicitation obligations of the Parties under this Agreement.

3.	Intellectual Property.

3.1.  MCEL-Contributed IP.  MCEL hereby acknowledges and agrees that all patents, copyrights, trade secrets, technical data, designs, concepts, processes, formulae, know-how and information of MCEL as of the date of this Agreement to be used by MCEL in furtherance of the purpose of this Agreement, including without limitation the patents, copyrights and other intellectual property set forth on Schedule 1, and all know-how and trade secrets embodied therein shall collectively be, “MCEL-Contributed Intellectual Property”; provided, however, neither (i) the intellectual property set forth on Schedule 2 of this Agreement nor (ii) the JDA Intellectual Property shall be deemed MCEL-Contributed Intellectual Property. MCEL shall use the MCEL-Contributed Intellectual Property to the extent necessary to meet its obligations under this Agreement.

3.2.  Cross Licensing Agreement.  Simultaneously herewith, the Parties acknowledge and agree that the Parties have entered into the Cross Licensing Agreement with respect to the intellectual property matters related to the transactions contemplated by this Agreement.

4.	Development Obligations of MCEL.

4.1.  MCEL Obligations Generally.  During the Term, MCEL shall use its reasonable best efforts to achieve each of the Military Objectives and each of the Consumer Objectives as expeditiously as possible; provided, however, that in the event the Board of Directors of MCEL determines in good faith that it is in the best interests of MCEL to primarily pursue only the Military Objectives or the Consumer Objectives in respect of MCEL’s efforts to achieve the unachieved Milestones (such determination being a “One-Track Determination”), then MCEL shall (i) promptly inform Dow that MCEL has made such One-Track Determination and (ii) for the remainder of the Term MCEL shall use its reasonable best efforts to achieve only the Military Objectives or the Consumer Objectives, as the case may be, applicable to such unachieved Milestones.

4.2.  MCEL Obligations Per Milestone.  Without limiting the generality of Section 4.1, MCEL shall perform, at a minimum, each of the incomplete MCEL Military Tasks and the incomplete MCEL Consumer Tasks on the terms set forth in this Section 4.2 regardless of the Milestone that has been achieved for purposes of the Milestone Table; provided, however, if a Milestone has been achieved under the Milestone Table due to the occurrence of all Military Objectives, on the one hand, or Consumer Objectives, on the other hand, contained in such Milestone, then for the purposes of this Section 4.2, the Military Objectives or the Consumer Objectives, as applicable, contained in all preceding Milestones shall be deemed to have occurred; provided, further, if MCEL has made a One-Track Determination, then MCEL will only be required to perform such incomplete MCEL Consumer Tasks or such incomplete MCEL Military Tasks, as applicable.

(a)  MCEL Military Tasks - Throughout Term   For the time period commencing on the date hereof and ending upon the earlier of the achievement of the Military Objectives contained in Milestone 4 or the expiration of the Term, MCEL shall (i) identify potential opportunities with military and/or government entities to become Military Customers party to a Military Contract, Production-Ready Military Contract and/or Military P.O. and exercise reasonable best efforts through marketing and business development activities to enhance such potential opportunities; (ii) exercise best efforts to comply with any then-effective Military Contract, Production-Ready Military Contract or Military P.O.; and (iii) prepare the filings for all government/regulatory approvals necessary and appropriate for the use of NaBH4 for the military applications contemplated by the Military Objectives, make such filings if and when applicable, and follow up with specific government/regulatory bodies and exercise reasonable best efforts to respond to further application issues as appropriate (the obligations described in this clause (iii) being the “Military NaBH4 Approval Process”).

(b)  MCEL Military Tasks - Milestone 1.  From the date hereof until the achievement of the Military Objectives contained in Milestone 1, MCEL shall (i) develop proposed Military Prototype specifications to meet military needs for a fuel cell power source and develop proposed terms for a future Military Contract; (ii) develop and test the proposed Military Prototype and exercise reasonable best efforts to make the appropriate improvements thereto prior to the execution of the Military Contract; (iii) exercise reasonable best efforts to negotiate and execute a bona fide proposed Military Contract; and (iv) exercise reasonable best efforts to test, develop, manufacture and deliver a Military Prototype meeting the specifications of the executed Military Contract.

(c)  MCEL Military Tasks - Milestone 2.  From the date of achievement of the Military Objectives contained in Milestone 1 until the achievement of the Military Objectives contained in Milestone 2, MCEL shall (i) perform an evaluation of the Military Prototype and MCEL’s performance under the Military Contract to identify areas of improvement; (ii) develop and test the proposed production-ready Military Prototype and exercise reasonable best efforts to make the appropriate improvements thereto prior to execution of the Production-Ready Military Contract; (iii) exercise reasonable best efforts to negotiate and execute a proposed Production-Ready Military Contract; (iv) seek to become the preferred provider or the exclusive provider of the production-ready Military Prototype to the Military Customer under the Production-Ready Military Contract; and (v) exercise reasonable best efforts to test, develop, manufacture and deliver the Military Prototypes meeting the specifications of the executed Production-Ready Military Contract.

(d)  MCEL Military Tasks - Milestone 3. From the date of achievement of the Military Objectives contained in Milestone 2 until the achievement of the Military Objectives contained in Milestone 3, MCEL shall (i) perform an evaluation of the production-ready Military Prototype and MCEL’s performance under the Production-Ready Military Contract to identify areas of improvement; (ii) develop a manufacturing plan for a Military Product; (iii) if applicable, identify and exercise reasonable best efforts to engage in discussions with potential licensees and suppliers of intellectual property, raw materials and products necessary or helpful for the manufacture of the production-ready Military Product and seek access thereto in anticipation of the Military P.O.; (iv) if applicable, exercise reasonable best efforts to negotiate and enter into appropriate license agreements and supplier agreements in anticipation of the Military P.O.; (v) if applicable, exercise reasonable best efforts to acquire required technology (by merger, acquisition, purchase or otherwise) to perform a proposed Military P.O.; (vi) develop and test the proposed Military Product and exercise reasonable best efforts to make the appropriate improvements thereto prior to the execution of the Military P.O.; and (vii) exercise reasonable best efforts to negotiate and execute a proposed Military P.O.; provided, that clauses (iii) and (iv) of this Section 4.2(d) shall be subject to Section 9.2.

(e)  MCEL Military Tasks - Milestone 4. From the date of achievement of the Military Objectives contained in Milestone 3 until the achievement of the Military Objectives contained in Milestone 4, MCEL shall exercise reasonable best efforts to test, develop, manufacture and deliver the Military Products meeting the specifications of the executed Military P.O.

(f)  MCEL Consumer Tasks - Throughout Term. For the time period commencing on the date hereof and ending upon the earlier of the achievement of the Consumer Objectives contained in Milestone 4 and the expiration of the Term, MCEL shall (i) identify potential opportunities with OEMs to be party to a Consumer Contract and/or Consumer P.O. and exercise reasonable best efforts through marketing and business development activities to enhance such potential opportunities; (ii) exercise best efforts to comply with any then-effective Consumer Contract or Consumer P.O.; and (iii) prepare the filings for all government/regulatory approvals necessary and appropriate for the use of NaBH4 for the consumer applications contemplated by the Consumer Objectives, make such filings if and when applicable, and follow up with specific government/regulatory bodies and exercise reasonable best efforts to respond to further application issues as appropriate (the obligations described in this clause (iii) being the “Consumer NaBH4 Approval Process”).

(g)  MCEL Consumer Tasks - Milestone 1. From the date hereof until the achievement of the Consumer Objectives contained in Milestone 1, MCEL shall (i) develop proposed Consumer Prototype specifications to meet consumer needs for a fuel cell power source and develop proposed terms for any future Consumer Contract; (ii) develop and test the proposed Consumer Prototype and exercise reasonable best efforts to make the appropriate improvements thereto; (iii) exercise reasonable best efforts to solicit letters of support from potential OEMS with respect to the Consumer Prototype; and (iv) exercise reasonable best efforts to attempt to negotiate and execute a bona fide proposed Consumer Contract.

(h)  MCEL Consumer Tasks - Milestone 2. From the date of achievement of the Consumer Objectives contained in Milestone 1 until the achievement of the Consumer Objectives contained in Milestone 2, MCEL shall exercise reasonable best efforts to test, develop, manufacture and deliver the Consumer Prototypes meeting the specifications of the executed Consumer Contract.

(i)  MCEL Consumer Tasks - Milestone 3. There are no MCEL Consumer Tasks to be performed in connection with Milestone 3.

(j)  MCEL Consumer Tasks - Milestone 4. From the date of achievement of the Consumer Objectives contained in Milestone 2 until the achievement of the Consumer Objectives contained in Milestone 4, MCEL shall (i) perform an evaluation of the Consumer Prototype and MCEL’s performance under the Consumer Contract to identify areas of improvement; (ii) develop a manufacturing plan for a Consumer Product; (iii) if applicable, identify and exercise reasonable best efforts to engage in discussions with potential licensees and suppliers of intellectual property, raw materials and products necessary or helpful for the manufacture of the Consumer Product and seek access thereto in anticipation of the Consumer P.O.; (iv) if applicable, exercise reasonable best efforts to negotiate and enter into appropriate license agreements and supplier agreements in anticipation of Consumer P.O.; (v) if applicable, exercise reasonable best efforts to acquire required technology (by merger, acquisition, purchase or otherwise) to perform a proposed Consumer P.O.; (vii) develop and test the proposed Consumer Product and exercise reasonable best efforts to make the appropriate improvements thereto prior to execution of the Consumer P.O.; (viii) exercise reasonable best efforts to negotiate and execute a proposed Consumer P.O.; and (ix) exercise reasonable best efforts to comply with all terms of the executed Consumer P.O.; provided, that clauses (iii) and (iv) of this Section 4.2(j) shall be subject to Section 9.2.

5.	Development Obligations of Dow.

5.1.  Dow Obligations Generally.

(a)  Dow FTEs Per Milestone. Dow shall, at the request of MCEL, use commercially reasonable efforts to make available to MCEL at a maximum such number of FTEs as follows:

(i)  from the date hereof until the achievement of Milestone 1, Dow shall, at the request of MCEL, make available at a maximum one (1) FTE to use commercially reasonable efforts to (i) perform each of the incomplete Dow Military Tasks set forth in Section 5.2(a) and (b) and/or incomplete Dow Consumer Tasks set forth in Section 5.2(f) and (g), respectively, and (ii) provide commercial and technical services from Dow’s current resources related to the characterization of chemicals, chemical processes, plastics, and plastic parts with respect to the then-applicable commercially reasonable efforts of Dow under Section 5.2;

(ii)  from the date of achievement of Milestone 1 until the achievement of Milestone 2, Dow shall, at the request of MCEL, make available at a maximum three (3) FTEs to use commercially reasonable efforts to (i) perform each of the incomplete Dow Military Tasks set forth in Section 5.2(a) and (c) and/or incomplete Dow Consumer Tasks set forth in Section 5.2(f) and (h), respectively, and (ii) provide commercial and technical services from Dow’s current resources related to the characterization of chemicals, chemical processes, plastics, and plastic parts with respect to the then-applicable commercially reasonable efforts of Dow under Section 5.2; and

(iii)  from the date of achievement of Milestone 2 until the achievement of Milestone 4, Dow shall, at the request of MCEL, make available at a maximum six (6) FTEs to use commercially reasonable efforts to (i) perform each of the incomplete Dow Military Tasks set forth in Section 5.2(a), (d) and (e) and/or incomplete Dow Consumer Tasks set forth in Section 5.2(f), (i) and (j), respectively, and (ii) provide commercial and technical services from Dow’s current resources related to the characterization of chemicals, chemical processes, plastics, and plastic parts with respect to the then-applicable commercially reasonable efforts of Dow under Section 5.2;

provided, however, upon the request of either Party upon the achievement of any Milestone, the Steering Committee shall review whether to change the number of FTEs that Dow shall make available under this Section 5.1(a); provided, further, that there shall be no modification of this Section 5.1(a) or the term “FTE” without the written agreement of the Parties.

Notwithstanding the foregoing, Dow shall only use such commercially reasonable efforts that relate to a Dow Military Task for a Military Objective or a Dow Consumer Task for a Consumer Objective for which MCEL is using its reasonable best efforts to cause to occur; provided, further, if MCEL has made a One-Track Determination, Dow shall only be required to use commercially reasonable efforts to perform the incomplete Dow Military Tasks or Dow Consumer Tasks, as applicable, that MCEL is continuing to pursue and otherwise on the terms of this Article 5.

5.2.  Dow Obligations Per Milestone.

(a)  Dow Military Tasks - Throughout Term. To the extent required by Section 5.1 above, throughout the Term, Dow Military Tasks shall include (i) assisting MCEL in the identification of potential opportunities with military and/or government entities to become a Military Customer party to a Military Contract, Production-Ready Military Contract and/or Military P.O and (ii) assisting MCEL in the Military NaBH4 Approval Process.

(b)  Dow Military Tasks - Milestone 1. To the extent required by Section 5.1 above, from the date hereof until the achievement of the Military Objectives contained in Milestone 1, Dow Military Tasks shall include assisting MCEL in its efforts to secure funding under and enter into the Military Contract.

(c)  Dow Military Tasks - Milestone 2. To the extent required by Section 5.1 above, from the date of achievement of the Military Objectives contained in Milestone 1 until the achievement of the Military Objectives contained in Milestone 2, Dow Military Tasks shall include (i) assisting MCEL to develop the Military Prototype and (ii) assisting MCEL in its optimization of chemical systems within the Field of Use and Application for the production of hydrogen.

(d)  Dow Military Tasks - Milestone 3. To the extent required by Section 5.1 above, from the date of achievement of the Military Objectives contained in Milestone 2 until the achievement of the Military Objectives contained in Milestone 3, Dow Military Tasks shall include (i) assisting MCEL in development of manufacturing plan for Military Product; (ii) assisting MCEL in its identification and discussions with potential licensees and suppliers of intellectual property, raw materials and products necessary or helpful for the manufacture of the production-ready Military Product and seek access thereto in anticipation of the Military P.O.; and (iii) assisting MCEL in its negotiating and entering into appropriate license agreements and supplier agreements with MCEL on mutually-satisfactory terms and/or assisting MCEL in its negotiation of appropriate license agreements and supplier agreements with third parties, if appropriate, in anticipation of Military P.O.; provided, that clauses (iii) of this Section 5.2(d) shall be subject to Section 9.2.

(e)  Dow Military Tasks - Milestone 4. To the extent required by Section 5.1 above, from the date of achievement of the Military Objectives contained in Milestone 3 until the achievement of the Military Objectives contained in Milestone 4, Dow Military Tasks shall include assisting MCEL in its establishing and utilizing manufacturing capabilities and distribution chain for Military Products.

(f)  Dow Consumer Tasks - Throughout Term. To the extent required by Section 5.1 above, throughout the Term, Dow Consumer Tasks shall include (i) attempting to use corporate contacts within potential OEMs to assist MCEL in its promotion of the Consumer Prototype and or the Consumer Product and (ii) assisting MCEL in the Consumer NaBH4 Approval Process.

(g)  Dow Consumer Tasks - Milestone 1. To the extent required by Section 5.1 above, from the date hereof until the achievement of the Consumer Objectives contained in Milestone 1, Dow Consumer Tasks shall include (i) providing market research developed by Dow with respect to proposed technologies for Consumer Prototype, if any; and (ii) assisting MCEL in its meetings with OEMs to promote Dow’s plans and capabilities, if any, with respect to the Consumer Prototype.

(h)  Dow Consumer Tasks - Milestone 2. To the extent required by Section 5.1 above, from the date of achievement of the Consumer Objectives contained in Milestone 1 until the achievement of the Consumer Objectives contained in Milestone 2, Dow Consumer Tasks shall include (i) providing Consumer Prototype technology evaluation capabilities to assist with technical due diligence thereof; and (ii) assisting MCEL in its identification of manufacturing and quality control assessment for the Consumer Prototype.

(i)  Dow Consumer Tasks - Milestone 3. There are no Dow Consumer Tasks to be performed in connection with Milestone 3.

(j)  Dow Consumer Tasks - Milestone 4. To the extent required by Section 5.1 above, from the date of achievement of the Consumer Objectives contained in Milestone 3 until the achievement of the Consumer Objectives contained in Milestone 4, Dow Consumer Tasks shall include (i) assisting MCEL to develop the Consumer Product; (ii) assisting MCEL in development of manufacturing plan for Consumer Product; (iii) assisting MCEL in its identification and discussions with potential licensees and suppliers of intellectual property, raw materials and products necessary or helpful for the manufacture of the Consumer Product and seek access thereto in anticipation of the Consumer P.O.; and (iv) assisting MCEL in its negotiating and entering into appropriate license agreements and supplier agreements with MCEL on mutually-satisfactory terms and/or assist MCEL in its negotiation of appropriate license agreements and supplier agreements with third parties, if appropriate, in anticipation of Consumer P.O.; provided, that clauses (iii) and (iv) of this Section 5.2(j) shall be subject to Section 9.2.

6.	Compensation to Dow Upon Achievement of Milestones.

6.1.  Compensation Per Milestone. Subject to the Stock Purchase Agreement and this Agreement:

(a)  First Closing. In exchange for entering into this Agreement, the Parties acknowledge and agree that MCEL has issued to Dow, and Dow has accepted, such number of shares of Series A-0 Preferred (as defined in the Stock Purchase Agreement) equal to a 3% Ownership Interest as part of the First Closing (as defined in the Stock Purchase Agreement);

(b)  Upon Achievement of Milestone 1. Upon the achievement of Milestone 1 and in the event Dow elects to pay to MCEL at least the Minimum Series B Investment at the Second Closing (as defined in the Stock Purchase Agreement), MCEL shall issue to Dow, and Dow shall accept (subject to the terms of the Stock Purchase Agreement), such number of shares of Series A-1 Preferred (as defined in the Stock Purchase Agreement) that equal, when combined with such number of the Series B-1 Preferred (as defined in the Stock Purchase Agreement) and Warrants, if any, purchased by Dow at the Second Closing with the Minimum Series B Investment, a 4% Ownership Interest.

(d)  Upon Achievement of Milestone 2. Upon the achievement of Milestone 2 and in the event Dow elects to pay to MCEL at least the Minimum Series B Investment at the Third Closing (as defined in the Stock Purchase Agreement), MCEL shall issue to Dow, and Dow shall accept (subject to the terms of the Stock Purchase Agreement), such number of shares of Series A-2 Preferred (as defined in the Stock Purchase Agreement) that equal, when combined with such number of the Series B-2 Preferred (as defined in the Stock Purchase Agreement) and Warrants, if any, purchased by Dow at the Third Closing with the Minimum Series B Investment, a 3% Ownership Interest.

(f)  Upon Achievement of Milestone 3. Upon the achievement of Milestone 3 and in the event Dow elects to pay to MCEL at least the Minimum Series B Investment at the Fourth Closing (as defined in the Stock Purchase Agreement), MCEL shall issue to Dow, and Dow shall accept (subject to the terms of the Stock Purchase Agreement), such number of shares of Series A-3 Preferred (as defined in the Stock Purchase Agreement) that equal, when combined with such number of the Series B-3 Preferred (as defined in the Stock Purchase Agreement) and Warrants, if any, purchased by Dow at the Fourth Closing with the Minimum Series B Investment, a 5% Ownership Interest.

(g)  Upon Achievement of Milestone 4. Upon the achievement of Milestone 4 and in the event Dow elects to pay to MCEL at least the Minimum Series B Investment at the Fifth Closing (as defined in the Stock Purchase Agreement), MCEL shall MCEL shall issue to Dow, and Dow shall accept (subject to the terms of the Stock Purchase Agreement), such number of shares of Series A-4 Preferred (as defined in the Stock Purchase Agreement) that equal, when combined with such number of the Series B-4 Preferred (as defined in the Stock Purchase Agreement) and Warrants, if any, purchased by Dow at the Fifth Closing with the Minimum Series B Investment, a 4.9% Ownership Interest.

6.2.	Limitations on Compensation.

(a)  Failure to Pay the Minimum Series B Investment. In the event Dow does not pay to MCEL at least the Minimum Series B Investment in connection with the achievement of any Milestone at the applicable Closing (as defined in the Stock Purchase Agreement) pursuant to the Stock Purchase Agreement, the shares of Series A Preferred Stock that MCEL is required to issue to Dow shall be subject to reduction pursuant to the terms of the Stock Purchase Agreement and Section 11.4(ii) of this Agreement shall apply.

(b)  Deferred Shares. Subject to the terms of the Stock Purchase Agreement, in the event that, in connection with the achievement of any Milestone, Dow elects (in its sole discretion) not to accept, in whole or in part, any Series A Preferred Stock that Dow is entitled to receive upon such Milestone (the “Deferred Securities”), MCEL shall hold such Deferred Securities in reserve for a period of up to twelve (12) months from the date of non-acceptance by Dow (the “Deferral Period”). Dow shall have the right, at any time and from time to time, during the Deferral Period to receive all or a portion of the Deferred Securities upon the same terms and conditions that Dow would have received the Deferred Securities at the time of original issuance.

(c)  Excess Shares. Subject to the terms of the Stock Purchase Agreement, if, at any time, an issuance of Series A Preferred Stock or Series B Preferred Stock (or shares of Common Stock issuable upon conversion thereof or upon the exercise of Warrants) would result in Dow holding greater than a 19.9% Ownership Interest in respect of Series A Preferred Stock, Series B Preferred Stock and Warrants acquired pursuant to the terms of the Stock Purchase Agreement, then the amount of Series A Preferred Stock or Series B Preferred Stock in excess of Dow’s 19.9% Ownership Interest (the “Excess Shares”) shall be held in reserve by MCEL. Dow shall have the right, at any time and from time to time, when Dow’s Ownership Interest is less than 19.9%, to receive or purchase such Excess Shares, in whole or in part, upon the same terms and conditions that Dow would have received or purchased such Excess Shares at the time of the initial offering of such Excess Shares.

(d)  No Additional Compensation. In the event that Dow makes available more FTEs than specified in Section 5.1 or provides services in addition to those described in Section 5.2, Dow shall not be entitled to receive compensation pursuant to this Agreement that is in addition to the compensation described in Section 6.1.

7.    Representations and Warranties By MCEL. MCEL makes the representations and warranties set forth below in this Article 7.

7.1.  General Representations and Warranties.

(a)  Corporate Power and Authorization. MCEL has all requisite legal and corporate power and authority to enter into this Agreement and perform its obligations in accordance with the terms of this Agreement. The execution and delivery of this Agreement by MCEL and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of MCEL and no further action is required by MCEL. This Agreement has been duly executed and delivered by MCEL and constitutes the valid and binding obligation of MCEL enforceable against MCEL in accordance with its respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)  Filings, Consents and Approvals. MCEL is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by MCEL of this Agreement in accordance with its terms.

7.2.  MCEL’s Commitment. This Agreement is made with MCEL in reliance upon MCEL’s representation to Dow that MCEL is fully committed on the date of this Agreement to focusing primarily upon the development activities within the Field of Use and within the Application and the other obligations of MCEL contemplated by this Agreement. MCEL acknowledges that Dow is presently engaged in other business activities and may in the future be engaged in other business activities.

7.3.  MCEL-Contributed Intellectual Property.  Except as stated on Schedule 7.3:

(a)  No MCEL-Contributed Intellectual Property or product or service of MCEL related to MCEL-Contributed Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement, contract or stipulation restricting in any manner the use, transfer or licensing thereof by MCEL, or which may affect the validity, use or enforceability of such MCEL-Contributed Intellectual Property. Each item of registered MCEL-Contributed Intellectual Property is presumed valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with registered MCEL-Contributed Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such registered MCEL-Contributed Intellectual Property have been filed with the relevant patent, copyright, trademark or other Government Authority for the purpose of maintaining such registered MCEL-Contributed Intellectual Property.

(b)  MCEL owns and has exclusive title to, or has licenses (sufficient for the conduct of the business of MCEL as currently conducted and as proposed to be conducted) to, each item of MCEL-Contributed Intellectual Property used in connection with the conduct of the business of MCEL as currently conducted and as proposed to be conducted free and clear of any lien, and MCEL is the exclusive owner or exclusive licensee of all trademarks and service marks, trade names and domain names used in connection with the operation or conduct of the business of MCEL, free and clear of all liens.

(c)  MCEL owns exclusively all copyrighted works that are MCEL products or which MCEL otherwise expressly purports to own, free and clear of all liens.

(d)  To the extent that any MCEL-Contributed Intellectual Property has been developed or created by a third party for MCEL, MCEL has a written agreement with such third party with respect thereto and MCEL thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of the business of MCEL as currently conducted and as proposed to be conducted, including MCEL’s development activities contemplated hereby) to all of such third party’s MCEL-Contributed Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(e)  All contracts relating to the MCEL-Contributed Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in a breach, modification, cancellation, termination or suspension of any of such contracts. MCEL is in compliance in all material respects with all such contracts and has not breached any material term of any such contract. To the knowledge of MCEL, all other parties to such contracts are in compliance in all respects with all such contracts and have not breached any term of any such contract.

(f)  To MCEL’s knowledge, the operation of the business of MCEL as it is currently conducted and as proposed to be conducted, including MCEL’s development activities contemplated hereby, has not, does not and will not infringe or misappropriate in any manner the intellectual property of any third party or constitute unfair competition or trade practices under the applicable laws of any jurisdiction.

(g)  To MCEL’s knowledge, MCEL has not received written notice from any third party or any other overt threats from any third party, that the operation of the business of MCEL as it is currently conducted and as proposed to be conducted, or any act, product or service of MCEL, infringes or misappropriates the intellectual property of any third party or constitutes unfair competition or trade practices under the applicable laws of any jurisdiction.

(h)  To the knowledge of MCEL, no Person has or is infringing or misappropriating any MCEL-Contributed Intellectual Property.

(i)  MCEL has taken steps which it believes to be reasonable to protect the rights of MCEL in the Proprietary Information of MCEL or any trade secrets or confidential information of third parties used, and, without limiting the foregoing, MCEL has enforced a policy requiring each employee, consultant and independent contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to Dow, and except under confidentiality obligations, or in connection with pursuing patent rights by filing applications for patents in the U.S. or foreign patent and trademark offices, there has not been any disclosure by MCEL of any such trade secrets or confidential information.

7.4.  Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS AGREEMENT, THE STOCK PURCHASE AGREEMENT, THE CROSS-LICENSING AGREEMENT AND THE PATENT ASSIGNMENT AGREEMENT (AS DEFINED IN THE STOCK PURCHASE AGREEMENT), MCEL MAKES NO OTHER REPRESENTATIONS WITH RESPECT TO MCEL-CONTRIBUTED INTELLECTUAL PROPERTY AND EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE WITH RESPECT TO MCEL-CONTRIBUTED INTELLECTUAL PROPERTY OR REPRESENTATIONS AND WARRANTIES OF NON-INFRINGEMENT.

7.5.  JDA Intellectual Property.  Except as stated on Schedule 7.5:

(a)  To MCEL’s knowledge, no JDA Intellectual Property or JDA Product or service of MCEL related to JDA Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement, contract or stipulation restricting in any manner the use, transfer or licensing thereof by MCEL, or which may affect the validity, use or enforceability of such JDA Intellectual Property. Each item of registered JDA Intellectual Property is presumed valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with registered JDA Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such registered JDA Intellectual Property have been filed with the relevant patent, copyright, trademark or other Government Authority for the purpose of maintaining such registered JDA Intellectual Property.

(b)  MCEL owns and has exclusive title to, or has licenses (sufficient for the conduct of the business of MCEL as currently conducted and as proposed to be conducted) to, each item of JDA Intellectual Property used in connection with the conduct of the business of MCEL as currently conducted and as proposed to be conducted free and clear of any lien, and MCEL is the exclusive owner or exclusive licensee of all trademarks and service marks, trade names and domain names used in connection with the operation or conduct of the business of MCEL, free and clear of all liens.

(c)  MCEL owns exclusively all copyrighted works that are MCEL products or which MCEL otherwise expressly purports to own, free and clear of all liens.

(d)  To the extent that any JDA Intellectual Property has been developed or created by a third party for MCEL, MCEL has a written agreement with such third party with respect thereto and MCEL thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of the business of MCEL as currently conducted and as proposed to be conducted) to all of such third party’s JDA Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(e)  All contracts relating to the JDA Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in a breach, modification, cancellation, termination or suspension of any of such contracts. MCEL is in compliance in all materials respects with all such contracts and has not breached any material term of any such contract. To the knowledge of MCEL, all other parties to such contracts are in compliance in all respects with all such contracts and have not breached any term of any such contract.

(f)  To MCEL’s knowledge, the operation of the business of MCEL as it is currently conducted and as proposed to be conducted, including MCEL’s development activities contemplated hereby, has not, does not and will not infringe or misappropriate in any manner the intellectual property of any third party or, to the knowledge of MCEL, constitute unfair competition or trade practices under the applicable laws of any jurisdiction.

(g)  To MCEL’s knowledge, MCEL has not received written notice from any third party or any other overt threats from any third party, that the operation of the business of MCEL as it is currently conducted and as proposed to be conducted, or any act, product or service of MCEL, infringes or misappropriates the intellectual property of any third party or constitutes unfair competition or trade practices under the applicable laws of any jurisdiction.

(h)  To the knowledge of MCEL, no Person has or is infringing or misappropriating any JDA Intellectual Property.

(i)  MCEL has taken steps which it believes to be reasonable to protect the rights of MCEL in the Proprietary Information of MCEL or any trade secrets or confidential information of third parties used, and, without limiting the foregoing, MCEL has enforced a policy requiring each employee, consultant and independent contractor to execute a proprietary information/confidentiality agreement in substantially the form provided to Dow, and except under confidentiality obligations, or in connection with pursuing patent rights by filing applications for patents in the U.S. or foreign patent and trademark offices, there has not been any disclosure by MCEL of any such Proprietary Information.

7.6.  Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS AGREEMENT, THE STOCK PURCHASE AGREEMENT, THE CROSS-LICENSING AGREEMENT AND THE PATENT ASSIGNMENT AGREEMENT (AS DEFINED IN THE STOCK PURCHASE AGREEMENT), MCEL MAKES NO OTHER REPRESENTATIONS WITH RESPECT TO JDA INTELLECTUAL PROPERTY AND EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE WITH RESPECT TO JDA INTELLECTUAL PROPERTY OR REPRESENTATIONS AND WARRANTIES OF NON-INFRINGEMENT.

8.    Representations and Warranties By Dow. Dow makes the representations and warranties set forth below in this Article 8.

8.1.  General Representations and Warranties.

(a)  Corporate Authority. Dow has all requisite legal and corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Dow. This Agreement has been duly executed and delivered by Dow and constitutes the valid and binding obligation of Dow enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies

(b)  Binding Obligations. Dow is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Dow of this Agreement in accordance with its terms.

(c)  Dow acknowledges that MCEL is presently engaged in other business activities and may in the future be engaged in other business activities.

8.2.  Disclaimer. DOW MAKES NO OTHER REPRESENTATIONS, INCLUDING WITHOUT LIMITATION, WITH RESPECT TO DOW-LICENSED INTELLECTUAL PROPERTY AND EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE WITH RESPECT TO DOW-LICENSED INTELLECTUAL PROPERTY OR REPRESENTATIONS AND WARRANTIES OF NON-INFRINGEMENT.

9.	Other Agreements Relating to the Joint Development Activities.

9.1.  Confidential Information.

(a)  Confidentiality. Each Party (in either case, the “Receiving Party”) shall, and shall cause its directors, officers, employees, agents or advisors (collectively, “Representatives”) to, hold in confidence, and not disclose to any Person without the prior written consent of the other Party (which in the case of MCEL shall be signed by the president or a senior vice president in either case, the “Disclosing Party”), or use in any manner except as contemplated by this Agreement, all Proprietary Information of the Disclosing Party obtained by it in connection with this Agreement, during the Term and for ten (10) years thereafter except that such Proprietary Information may be disclosed (i) where necessary to any regulatory authorities or governmental agencies, (ii) if required by court order or decree or applicable law or by the rules of any securities exchange on which such Party is listed, (iii) if it is available from public or published information, (iv) if it is received from a third party not known to such Party to be under an obligation to keep such information confidential, (v) if it is or becomes known to the public other than through disclosure by such Party or its Representatives, (vi) if such Party can demonstrate it was in its possession prior to disclosure thereof in connection with this Agreement, or (vii) if such Party can demonstrate it was independently developed by it.

(b)  Proprietary Information. The term “Proprietary Information” means, with respect to either Party, all information concerning such Party’s business activities, business relationships and financial affairs which has become, or may become, known to the Receiving Party in connection with this Agreement, including, without limitation, the intellectual property of such Party (including any intellectual property covered by this Agreement or the Cross Licensing Agreement), business plans or processes, trade secrets, technical information, know-how, research and development activities, product and marketing plans, business relationships, financing plans, financing sources and financing proposals, customer and supplier information and information disclosed to the Receiving Party by third parties of a proprietary or confidential nature or under an obligation of confidence. Proprietary Information is contained in various media, including, without limitation, patent applications, computer programs in object and/or source code, flow charts, storyboards and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of such Party, as well as all notes, analyses, compilations, studies, interpretations or other documents prepared by the Receiving Party or its Representatives which contain, reflect or are based upon, in whole or in part, the Proprietary Information.

(c)  Protection of Proprietary Information. The Receiving Party shall limit access to such other Party’s Proprietary Information to its Representatives requiring access to achieve the purposes contemplated by this Agreement. The Receiving Party shall exercise all reasonable precautions to protect the integrity and confidentiality of the other Party’s Proprietary Information that is in its possession, including advising its employees and Representatives that are actively engaged in activities under this Agreement of its obligations under this Section 9. Upon the termination of this Agreement, each Party shall promptly return to the other Party any and all materials containing any the other Party’s Proprietary Information in such Party’s possession or under such Party’s control and shall promptly destroy any Proprietary Information prepared by it or its Representatives; provided, further, each Party, upon request of the other Party, shall certify in a letter to such Party that is has performed the foregoing return and/or destruction in full compliance with this Section 9.1(c).

(d)  Required Disclosure. If the Receiving Party or its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the such other Party’s Proprietary Information, the Receiving Party shall provide the other Party with prompt written notice of any such request or requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, the Receiving Party concludes, after consultation with legal counsel, that it nonetheless legally compelled to disclose such other Party’s Proprietary Information, the Receiving Party or its Representative may, without liability hereunder, disclose only that portion of such other Party’s Proprietary Information which is legally required to be disclosed, provided that the Receiving Party exercise its reasonable best efforts to preserve the confidentiality of such other Party’s Proprietary Information, including, without limitation, by reasonably cooperating with such other Party’s efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Proprietary Information.

(e)  Ownership of Proprietary Information; Liability. Each Party acknowledges that all Proprietary Information of the other Party is and shall remain the exclusive property of such other Party. Except as otherwise provided in this Agreement, each Party understands and acknowledges that the other Party does not make any representation or warranty, express or implied, as to the accuracy or completeness of such other Party’s Proprietary Information and that neither Party nor any of its Representatives shall have any liability relating to or resulting from the use of such other Party’s Proprietary Information or any errors or omission therefrom.

(f)  Equitable Remedies. Each Party acknowledges that the restrictions contained in this Section 9.1 are necessary for the protection of the business and goodwill of the other Party. Each Party agrees that any breach or threatened breach of this Section 9.1 by such Party may cause irreparable damage to the other Party and, in the event of such breach or threatened breach, such other Party shall be entitled, in addition to monetary damages and to any other remedies available to such other Party under this Agreement or at law, to equitable relief, including injunctive relief, and to the payment of all costs incurred by such other Party in enforcing the provisions of this Agreement, including reasonable attorneys’ fees.

9.2.  License and Supplier Arrangements with Third Parties.

(a)  Intent of Parties. With respect to all potential licensees and suppliers of intellectual property, raw materials, and products necessary for or helpful to the manufacture of (i) the production-ready Military Products in anticipation of the Military P.O. with respect to Milestone 3 and/or (ii) the Consumer Products in anticipation of the Consumer P.O. with respect to Milestone 4 (each, a “Material MCEL Agreement”), in each case in accordance with Section 4.2 and Section 5.2, it is the intent of the Parties that Dow may provide all licensee and supplier resources under all such Material MCEL Agreements with MCEL on terms mutually-satisfactory to the Parties.

(b)  Right of First Refusal. Notwithstanding the foregoing, during the Term, in the event MCEL proposes to enter into a Material MCEL Agreement with a third party, Dow shall have a right of first refusal to enter into such proposed Material MCEL Agreement with MCEL on substantially similar terms and conditions as those contained in the proposed Material MCEL Agreement with such third party, subject to the procedure contained in Sections 9.2(c), (d) and (e).

(c)  Notice of Proposed Transfer. After the achievement of Milestone 1, before effecting any proposed Material MCEL Agreement with a third party, MCEL shall give written notice (i) to Dow describing the scope of activities under the proposed Material MCEL Agreement, the identity of the proposed third party and the material terms of such proposed Material MCEL Agreement (the “Agreement Notice”). MCEL shall also certify to Dow that the proposed Material MCEL Agreement is a bona fide transaction and that the third party is ready, willing and able (financially and otherwise) to enter into the proposed Material MCEL Agreement.

(d)  Exercise of Right of First Refusal. At any time within the ten (10)-Business Day period immediately following the receipt of the Agreement Notice, Dow may elect to exercise the right of first refusal set forth in Section 9.2(b). The entering into of any Material MCEL Agreement pursuant to the exercise of any such right of first refusal shall in no event be held more than thirty (30)-days after exercise of such right of first refusal.

(e)  Material MCEL Agreement with a Third Party. If (i) Dow fails to exercise the right of first refusal under Section 9.2(b) within the ten (10)-Business Day period following receipt of the Agreement Notice on substantially similar terms and conditions as the those contained in the Agreement Notice or (ii) Dow fails to enter into the Material MCEL Agreement within the thirty (30)-day period specified therefor in Section 9.2(d), then MCEL may, not later than thirty (30) days following the later of clause (i) and (ii) of this Section 9.2(e), enter into the Material MCEL Agreement on the terms and conditions described in such Agreement Notice. Any proposed Material MCEL Agreement on terms and conditions materially different from those described in the Agreement Notice, as well as entering into the proposed Material MCEL Agreement with a third party after the expiration of such thirty (30)-day period, shall again be subject to the right of first refusal set forth in Section 9.2(b) and shall require compliance by MCEL with the procedure described in Sections 9.2(c), (d) and (e).

9.3.  Non-Solicitation of Employees. Each Party agrees that during the Term and for a period of twelve (12) months following expiration or termination of this Agreement, neither such Party will, without the other Party’s written consent (which in the case of MCEL shall be signed by the president or a senior vice president), solicit for employment, as an employee or as a contractor, any person employed then or within the preceding 180 days by the other Party if that person was involved in the performance of this Agreement. Neither a response to an employment inquiry first initiated by a prospective employee, nor the publishing of employment advertisements in public or industry media, nor contacts initiated by search firms who have not been requested to contact the specific persons, will be a violation of this Section 9.3.

9.4.  Costs and Expenses Related to Joint Development. Except as set forth in Section 9.5(b), each Party shall bear all costs and expenses that it incurs in performing its obligations under this Agreement (including such Party’s costs and expenses related to its Committee Members performing his or her duties as Committee Members).

9.5.  Determination of Milestone and Objectives under the Milestone Table.

(a)  Between Parties. At such time as either Party believes in good faith that Milestone 1, Milestone 2, Milestone 3 or Milestone 4 has been achieved (or a Military Objective or a Consumer Objective contained in any such Milestone has occurred) under the Milestone, such Party (the “Notifying Party”) shall notify the other Party (the “Recipient Party”) in writing that the Notifying Party has determined that such Milestone has been achieved or such Military Objective or Consumer Objective has occurred. Within five (5) Business Days of such notification, the Recipient Party shall either (i) notify the Notifying Party in writing that it agrees that such Milestone has been achieved or such Military Objective or Consumer Objective has occurred, at which time such Milestone shall be conclusively deemed to have been achieved or such Military Objective or Consumer Objective shall be conclusively deemed to have occurred, or (ii) notify the Notifying Party in writing (the “Disagreement Notice”) that it disagrees with the determination made by the Notifying Party (and set forth in reasonable detail the reasons why the Recipient Party disagrees that the applicable Milestone has been achieved or the applicable Military Objective or Consumer Objective has not occurred), at which time the Parties will be deemed to have disagreed as to such determination. The Parties shall reasonably cooperate to provide the Recipient Party with all information and access as is necessary or appropriate for Recipient Party to agree or disagree with the Notifying Party’s determination under this Section 9.5(a).

(b)  Independent Expert Referee. If the Recipient Party delivers a Disagreement Notice pursuant to Section 9.5(a), the Steering Committee will meet in person on at least one occasion and negotiate in good faith (at reasonably agreeable times) during the ten (10) Business Days period immediately following the delivery of the Disagreement Notice to determine whether such Milestone has been achieved or such Military Objective or Consumer Objective has occurred. If the Steering Committee cannot reach agreement during such 10-Business Day period, within the ten (10) Business Days immediately following such initial 10-Business Day period, Dow shall appoint an Independent Expert (the “Dow Expert”) and MCEL shall appoint an Independent Expert (the “MCEL Expert”). Upon the appointment of such Independent Experts, Dow shall instruct the Dow Expert and MCEL shall instruct the MCEL Expert to cooperate with each other to appoint a third Independent Expert (the “Referee”). Within 30 days of the appointment of the Referee, the Dow Expert shall present the position of Dow to the Referee and the MCEL Expert shall present the position of MCEL to the Referee. Dow and MCEL shall then instruct the Referee to render a decision as to whether such Milestone has been achieved or such Military Objective or Consumer Objective has occurred, which decision shall be final and binding on Dow and MCEL. Dow shall bear all costs and expenses of the Dow Expert, and MCEL shall bear all costs and expenses of the MCEL Expert. The costs and expenses of the Referee shall be borne by the Party against which the Referee renders the unfavorable decision.

9.6.  Publicity/Press Releases. Neither Party will make or issue any press release, announcement or any other public disclosure regarding this Agreement or the transactions or activities contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may make such disclosure (A) if it is advised by counsel that such disclosure is legally required under applicable law or the rules of any securities exchange on which such Party is listed and (B) such Party provides as much advance notice as possible to the other Party of such disclosure and, in any event, an opportunity to review and comment on such proposed disclosure prior to disclosure thereof.

9.7.  Records. Each Party shall maintain all books and records related to its obligations hereunder for at least three (3) years after the termination or expiration of this Agreement.

9.8.  Insurance. At all times during the Term, MCEL will procure and maintain, at its own expense and for its own benefit, Comprehensive/Commercial General Liability Insurance and Umbrella Insurance (including contractual liability, products liability, and completed operations coverage) with a bodily injury, death, and property damage combined single limit of $5,000,000 per occurrence. The scope of this coverage is to be equivalent to standard ISO forms (e.g., 1996 Commercial General Liability ISO form # CG 00 01 01 96, etc. or CG 00 02 01 96). If the insurance to be provided is in the form of ISO Form CG 00 02 01 96 (claims made), the policy shall contain an extended reporting period of at least five (5) years; any “Retroactive Date” under said policy shall be no later than the Effective Date. MCEL shall furnish Dow a certificate(s) from the insurance carrier (having a minimum AM Best rating of A-) showing evidence of the foregoing insurance. The certificate(s) will include the following statement: "The insurance certified hereunder is applicable to all contracts between The Dow Chemical Company and the Insured. This insurance may be canceled or altered only after thirty (30) days written notice to DOW." The insurance, and the certificate(s), will (a) name Dow (including Dow's officers, directors, employees, affiliates, agents, subsidiaries, successors, and assigns) as additional insureds with respect to matters arising from this Agreement, (b) provide that such insurance is primary and non contributing to any liability insurance carried by Dow, and (c) provide that underwriters and insurance companies of MCEL may not have any right of subrogation against Dow (including Dow's officers, directors, employees, Affiliates, agents, subsidiaries, successors, and assigns). The insurance will contain no more than an ordinary deductible. MCEL agrees to waive any right of recovery against Dow (including Dow's officers, directors, employees, Affiliates, agents, successors, and assigns) for any loss or damage of the type covered by the insurance to be procured and maintained under this Section 9.8, regardless of whether or not such insurance is so maintained.

10.    Indemnification.

10.1.  Survival. The representations and warranties of the Parties contained or made pursuant to in this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the second (2nd) anniversary of expiration of the Term, except that, those covenants and agreements set forth in this Agreement that, by their terms, are to have effect after the Closings shall survive for the period contemplated by such covenants and agreements, or, if no period is expressly set forth, for the applicable statute of limitations.

10.2.  Indemnification by MCEL. MCEL hereby indemnifies Dow and its Affiliates, directors, officers, employees and agents against, and agrees to hold each of them harmless from, any and all claims, demands, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, interest, penalties, court costs, costs and expenses (including the reasonable fees of external counsel) (the “Damages”) incurred or suffered by any of them:

(i)  arising out of or related in any way to any misrepresentation or breach of any representation or warranty made by MCEL in this Agreement;

(ii)  arising out of or related in any way to any breach of any covenant or agreement to be performed by MCEL pursuant to this Agreement;

(iii)  arising out of or related in any way to the infringement by MCEL or its licensees (including without limitation through use of the MCEL-Contributed Intellectual Property or the JDA Intellectual Property) of the intellectual property rights of a third party;

(iv)   arising out of or related in any way to any product liability or similar claims related to any products developed by MCEL under this Agreement, including the JDA Products;

(v)  arising out of or related in any way to the gross negligence or willful misconduct of MCEL, its employees or its agents, while performing under this Agreement;

(vi)   arising out of violations by MCEL of applicable law;

(vii)  arising out of any death or personal injury of whatever nature or kind relating to the performance by MCEL of MCEL’s obligations under this Agreement; or

(viii)  arising out of or related to any failure by MCEL to comply or be consistent with (through acts or omissions from action by MCEL) any and all applicable past, present or future laws (1) for the protection of the environment or human health and safety or (2) regulating the management, release, remediation or exposure of Persons to any hazardous materials, or otherwise with respect to hazardous materials, including, without limitations, with respect to the development activities of MCEL hereunder and the JDA Products.

10.3.  Indemnification by Dow. Dow hereby indemnifies MCEL and its Affiliates, directors, officers, employees and agents against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by any of them:

(i)  arising out of or related in any way to any misrepresentation or breach of any representation or warranty made by Dow in this Agreement;

(ii)  arising out of or related in any way to any breach of any covenant or agreement to be performed by Dow pursuant to this Agreement; or

(iii) arising out of the gross negligence or willful misconduct of Dow, its employees or its agents, while performing under this Agreement.

10.4.  Limitation. DOW SHALL NOT UNDER ANY CIRCUMSTANCES BE LIABLE TO MCEL FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS, REVENUE, OR BUSINESS) RESULTING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, OR THE TERMINATION OF THIS AGREEMENT, OR ARISING OUT OF OR ALLEGED TO HAVE ARISEN OUT OF A BREACH OF THIS AGREEMENT. THIS LIMITATION APPLIES REGARDLESS OF WHETHER SUCH DAMAGES ARE SOUGHT BASED ON THEORIES OF CONTRACT OR TORT OR ANY OTHER LEGAL THEORY. THE LIMITATIONS IN THIS SECTION 10.4 SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, DOW’S AGGREGATE LIABILITY TO MCEL AND ANY THIRD PERSONS FOR ALL DAMAGES AND LOSSES, DIRECT OR INDIRECT, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT AND THE CROSS LICENSING AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE SHALL BE LIMITED TO TWO HUNDRED FIFTY THOUSAND U.S. DOLLARS ($250,000).

10.5.  Procedures.

(a)    If any of Dow or any of their directors, officers, employees and agents, seek indemnification pursuant to Section 10.2, or MCEL or any of their Affiliates or any of their directors, officers, employees and agents, seek indemnification pursuant to Section 10.3, the Person seeking indemnification (the “Indemnified Party”) shall give written notice to the party from whom such indemnification is sought (the “Indemnifying Party”) promptly (and in any event within 30 days) after the Indemnified Party becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”) specifying in reasonable detail the factual basis of the Indemnified Claim, stating the amount of the Damages, if known, the method of computation thereof, containing a reference to the provision of this Agreement in respect of which such Indemnified Claim arises and demanding indemnification therefor. The failure of an Indemnified Party to provide notice in accordance with this Section 10.5 shall not constitute a waiver of that party’s claims to indemnification pursuant to Section 10.2 or Section 10.3, as applicable, except to the extent that any such failure or delay in giving notice causes the amounts paid by the Indemnifying Party to be greater than they otherwise would have been or otherwise results in prejudice to the Indemnifying Party. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any suit, action or proceeding brought by a Person that is not a party hereto (a “Third Party Claim”), any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on or delivered to the Indemnified Party in connection with such Third Party Claim.

(b)    Upon receipt of notice of a Third Party Claim from an Indemnified Party pursuant to Section 10.5(a), the Indemnifying Party will be entitled to assume the defense and control of such Third Party Claim subject to the provisions of this Section 10.5. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume the defense and control of a Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party for any legal fees or expenses subsequently incurred by such Indemnified Party in connection therewith. Notwithstanding anything in this Section 10.5 to the contrary, if the Indemnifying Party does not assume defense and control of a Third Party Claim as provided in this Section 10.5, the Indemnified Party shall have the right to defend such Third Party Claim, subject to the limitations set forth in this Section 10.5, in such manner as it may deem appropriate. Whether the Indemnifying Party or the Indemnified Party is defending and controlling any such Third Party Claim, they shall select counsel, contractors, experts and consultants of recognized standing and competence, shall take all steps necessary in the investigation, defense or settlement thereof, and shall at all times diligently and promptly pursue the resolution thereof. The party conducting the defense thereof shall at all times act as if all Damages relating to the Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages therefrom. The Indemnified Party shall, and shall cause each of its Affiliates, directors, officers, employees, and agents to, cooperate fully with the Indemnifying Party in connection with any Third Party Claim.

(c)    The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, and the Indemnified Party shall consent to a settlement of, or the entry of any judgment arising from, such Third Party Claims; provided, that the Indemnifying Party shall (1) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (2) shall not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to such Indemnified Party or to the conduct of that party’s business; and (3) shall obtain, as a condition of any settlement or other resolution, a complete and irrevocable release of each Indemnified Party and such settlement or judgment (x) shall not require any admission of liability, fault or wrongdoing by any Indemnified Party or impose any non-monetary obligation on an Indemnified Party (such as, by way of example, and not in limitation, injunctive relief) and (y) shall not require any admission or statement that could reasonably be expected to materially impair, disparage or otherwise adversely affect, the business reputation of the Indemnified Party. Except to the extent of the foregoing, no settlement or entry of judgment in respect of any Third Party Claim shall be consented to by any Indemnifying Party or Indemnified Party without the express written consent of the other party, which consent shall not be unreasonably withheld or delayed.

(d)    If an Indemnifying Party makes any payment on an Indemnified Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims or benefits of the Indemnified Party with respect to such claim.

10.6.  Additional Obligations with respect to Intellectual Property. In the event that the use of the MCEL-Contributed Intellectual Property or the JDA Intellectual Property becomes, or is likely to become the subject of any claim, suit or proceeding or if the manufacture, use or sale of the JDA Products by MCEL may be, or is, enjoined, MCEL shall use its reasonable best efforts to do one or more of the following:

(i)  obtain the right to continued use of the MCEL-Contributed Intellectual Property, the JDA Intellectual Property and/or the JDA Products; or

(ii)  modify or replace the affected MCEL-Contributed Intellectual Property, the JDA Intellectual Property and/or the JDA Products with an acceptable non-infringing or non-conflicting alternative so long as the alternative is in compliance with the requirements of this Agreement in all material respects;

provided, however, if such actual or potential claim, suit, proceeding or injunction is applicable only to a market that is not material to MCEL or Dow, then MCEL may alternatively cease such use of MCEL-Contributed Intellectual Property or the JDA Intellectual Property or manufacture, use of sale of JDA Products, as applicable, within such nonmaterial market.

10.7.  Exclusivity of Remedies. Except for such remedies as may be provide for in the other Transaction Agreements and except for Article 11, the indemnity and other provisions under this Article 10 shall be the sole and exclusive remedy of Dow or MCEL, as the case may be, and their respective Affiliates for breach or default of this Agreement; provided, that nothing herein shall limit in any way limit either Party’s remedies in respect of fraud by another Party or any equitable remedy arising in connection with this Agreement.

11.    Term and Termination.

11.1.  Term. This Agreement shall be in full force and effect during the time period commencing on the date hereof and ending on the third (3rd) year anniversary of the date hereof (the “Term”) (except in the event of early termination of the Term in accordance with Sections 13.2, 13.3 or 13.4); provided, that the Term may be mutually extended by the Parties but only in a written instrument executed by the Parties.

11.2.  Termination by Either Party. This Agreement shall automatically and immediately terminate upon the occurrence of a Bankruptcy Event of the other Party.

11.3.  Termination By Dow. This Agreement may be terminated by Dow as follows:

(i)  immediately and at any time upon written notice from Dow to MCEL if any infringement by MCEL occurs with respect to the intellectual property rights of Dow or a third party;

(ii)  except as provided in clause (i) above, at any time without Cause prior to the achievement of Milestone 1 upon 30 days’ written notice from Dow to MCEL;

(iii)  except as provided in clause (i) above, at any time without Cause on or after the achievement of Milestone 1 upon 90 days’ written notice from Dow to MCEL; or

(iv)  at any time for Cause immediately upon written notice from Dow to MCEL.

For purposes of this Section 11.3, “Cause” means (a) a breach of MCEL’s representations and warranties under this Agreement or the Cross Licensing Agreement, which breach is not remedied within fifteen (15) days after MCEL receives written notice thereof, (b) a breach or default by MCEL in the performance of any covenant or agreement under this Agreement or the Cross Licensing Agreement, which breach is not remedied within fifteen (15) days after MCEL receives written notice thereof, or (c) any failure whatsoever to comply with Section 9.8.

11.4.  Termination by MCEL. This Agreement may be terminated by MCEL as follows:

(i)  at any time upon a material breach or default by Dow in the performance of any covenant or agreement under this Agreement upon written notice from MCEL to Dow; provided, that, if MCEL provides such notice to Dow under this subsection (i), Dow shall have 30 days after such notice in which to cure such breach or default;

(ii)  if Dow does not make a Minimum Series B Investment with respect to any Subsequent Closing (as defined in the Stock Purchase Agreement) pursuant to the Stock Purchase Agreement (after taking into account any payment made by Dow in excess of a Minimum Series B Investment applicable to a prior Minimum Series B Investment, as provided for in the Stock Purchase Agreement), upon written notice from MCEL to Dow, but only within the 30 day period immediately following Dow’s non-payment of such Minimum Series B Investment with respect to such Subsequent Closing; provided however, if MCEL does not deliver such written notice to Dow during such 30-day period, then this Agreement, the Stock Purchase Agreement and the other Transaction Agreements will continue with respect to each subsequent Milestone as if Dow had made such Minimum Series B Investment for such Milestone.

11.5.  Effect of Termination. (a)  Dow Ownership Generally. Termination of this Agreement for any reason whatsoever shall not affect any ownership interest that Dow has acquired in MCEL by virtue of this Agreement, the Stock Purchase Agreement or any other Transaction Agreement prior to such termination; provided, however, if Dow terminates this Agreement without Cause prior to July 1, 2005, Dow shall forfeit all such ownership interests.

(b)  Additional Milestone Participation. If Dow terminates this Agreement at any time for Cause, in addition to any ownership interest that Dow has retained in MCEL under Section 11.5(a), Dow will be entitled, at the time of such termination to additionally (i) purchase the Series B Preferred Stock and receive the Warrants and (ii) receive the Series A Preferred Stock that Dow would have had the right to acquire upon achievement of the next Milestone (as if such next Milestone had occurred upon the termination of this Agreement and otherwise pursuant to the terms of this Agreement, the Stock Purchase Agreement and the other Transaction Agreements).

(c)  No Release of MCEL’s Obligations. Termination of this Agreement for any reason whatsoever (whether at expiration of the Term or otherwise) shall not release MCEL from any obligations it may have under any Military Contract, Military P.O., Consumer Contract, or Consumer P.O. Any and all of such agreements shall remain in full force and effect and MCEL shall perform its obligations under such agreements in accordance with their terms.

11.6.  Survival of Certain Provisions. Unless otherwise expressly agreed in writing by the Parties, Section 2.4, 9.1, 9.3, 9.4 and 10.4, and Articles 12 and 13 and all other provisions expressly relating to obligations following termination or expiration, shall survive the Term.

12.    Disputes.

12.1.  Alternative Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (a) otherwise provided in this Agreement, or (b) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the Parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in the District of Columbia, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Federal Rules of Civil Procedure, the arbitrator shall be required to provide in writing to the Parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The arbitrator shall award reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which the arbitrator determines a party to be entitled. Each of the Parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Columbia or any court of the District of Columbia having subject matter jurisdiction.

13.    General Provisions.

13.1.  Relationship of the Parties. It is expressly understood that Dow and MCEL intend by this Agreement to establish the relationship of independent contractors, and do not intend to undertake the relationship of principal and agent or to create a joint venture or partnership between them or their respective successors in interests. Neither Dow nor MCEL shall have any authority to create or assume, in the name or on behalf of the other Party, any obligation, expressed or implied, nor to act or purport to act as the agent or the legally empowered representative of the other Party hereto for any purpose whatsoever.

13.2.  Transfer; Successors and Assigns. No Party shall assign any rights or obligations under this Agreement without the prior written consent of the other Party, provided, however, that Dow may assign any and all rights and obligations under this Agreement to any of its Affiliates. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13.3.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

13.4.  Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.5.  Construction of Certain Terms. The titles of the articles, sections, and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Wherever the words “including,” “include” or “includes” are used in this Agreement, they shall be deemed followed by the words “without limitation.” References to any gender shall be deemed to mean any gender. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

13.6.  Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address or facsimile number set forth below or to such other address or facsimile number as delivered by notice to the other in accordance with this Section 12.6:

If to MCEL:

Millennium Cell Inc.
1 Industrial Way West
Eatontown, New Jersey 07724
Attention: President
Facsimile: 732.542.4010

With a copy to:

Dickstein, Shapiro, Morin & Oshinsky LLP
2101 L Street, N.W.
Washington, D.C. 20031-1526
Attention: Neil Lefkowitz
Facsimile: 202.887.0689

If to Dow:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Attention: Director, Natural Resources Platform, Dow Ventures
Facsimile: 989.638.7133

With a copy to:

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674
Attention: Business Counsel, Dow Ventures
Facsimile: 989.636.7594

King & Spalding LLP
1700 Pennsylvania Avenue, N.W.
Washington, D.C. 20006
Attention: David Gibbons
Facsimile: 202.626.3737

13.7.  Amendments and Waivers. Neither this Agreement nor any term of this Agreement may be amended, terminated or waived without the written consent of MCEL and the holders of at least a majority of the then-outstanding Shares. Any amendment or waiver effected in accordance with this Section 13.7 shall be binding upon Dow and each transferee of the Preferred Shares or Warrants (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and MCEL.

13.8.  Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

13.9.  Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach by or default of the other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

13.10.  Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

MILLENNIUM CELL INC.

By:

Title

THE DOW CHEMICAL COMPANY

By:

Title

EXHIBIT A

DEFINITIONS

“Affiliate” means, with respect to any person or entity (a “Person”), any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, officer, director, or member of such Person; provided, however, that Dow is not an Affiliate of MCEL.

“Application” means (A) production of hydrogen gas for use by fuel cells by storing and chemically converting sodium borohydride or other boron hydride-fuel formulations into hydrogen by (1) controlling the contact of an alkaline aqueous boron hydride solution with a contained solid catalyst comprised of a transition metal adhered to a substrate which promotes the chemical reaction between the boron hydride and water to release hydrogen gas; and/or (2) [***] and (B) interconnections and related control strategies for the integration of a fuel cell and hydrogen generator systems for delivery of hydrogen gas produced by one of these means for conversion to power by a fuel cell.

“Bankruptcy Event” means, with respect to any Person, any (i) assignment by such Person for the benefit of creditors, (ii) application by such Person for the appointment of a trustee, liquidator, receiver or custodian of any substantial part of such Person’s assets, (iii) filing of a petition or commencement of a proceeding by such Person relating to itself under any bankruptcy, reorganization, arrangement or similar law, (iv) filing of a petition or commencement of a proceeding under any bankruptcy, reorganization, arrangement or similar law against such Person where either (a) such Person has effectively given its consent or (b) such proceeding has continued undischarged and unstayed for a period of 60 days.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in New York City, New York.

“Common Stock” has the meaning given such term in the Stock Purchase Agreement.

“Consumer Contract” means an agreement with an OEM.

“Consumer Objective” means each item listed under the “Consumer Objective” heading in the Milestone Table with respect to any Milestone.

“Consumer P.O.” means a purchase order with an OEM for the manufacture and production of one or more Consumer Products.

“Consumer Product” means a finished cartridge and fuel cell system for consumer use.

“Consumer Prototype” a consumer proof-of-concept prototype for a fuel cell power source to an OEM.

Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

“Dow Consumer Task” means each item that Dow is required to perform pursuant to Sections 5.2(f), 5.2(g), 5.2(h), 5.2(i) and 5.2(j).

“Dow Military Tasks” means each item that Dow is required to perform pursuant to Sections 5.2(a), 5.2(b), 5.2(c), 5.2(d) and 5.2(e).

“Field of Use” means fuel cells for energy generation.

“FTE” means the equivalent of 40 person hours per week or its equivalent.

“Independent Expert” means a Person that is nationally recognized as being in the Field of Use and/or Application and that has not been employed, retained, affiliated with or the owner of any equity securities of either Party in the preceding three (3) years; provided, however, such Person will not be deemed to own any equity securities in Dow solely by virtue of such Person owning less than 3% of all issued and outstanding common stock of Dow at any time during such 3 year period.

“JDA Intellectual Property” has the meaning given such term in the Cross Licensing Agreement.

“JDA Products” means, collectively, the Military Prototypes, the Military Products, the Consumer Prototypes and the Consumer Products.

“Government Authority” has the meaning given such term in the Stock Purchase Agreement

“MCEL Consumer Task” means each item that MCEL is required to perform pursuant to Sections 4.2(f), 4.2(g), 4.2(h), 4.2(i), and 4.2(j).

“MCEL Military Task” means each item that MCEL is required to perform pursuant to Sections 4.2(a), 4.2(b), 4.2(c), 4.2(d) and 4.2(e).

“Military Contract” means an agreement with a Military Customer.

“Military Customer” means any government or military entity.

“Military Objective” means each item listed under the “Military Objective” heading in the Milestone Table with respect to any Milestone.

“Military P.O.” means a purchase order with a Military Customer for the manufacture and production of one or more units of the Military Product.

“Military Product” means a finished cartridge and fuel cell system for military use.

“Military Prototype” means a prototype for supplying sub 50-watt solider power to a Military Customer.

“Minimum Series B Investment” has the meaning given to such term in the Stock Purchase Agreement.

“OEM” means a commercial customer, original development manufacturer or original equipment manufacturer; provided, however, [***] shall not be deemed to be an “OEM” unless [***] has agreed to combine with a manufacturer or direct marketer that contributing at least [***] of payments under the applicable agreement with MCEL (or MCEL and a consortium).

“Ownership Interest” has the meaning given such term in the Stock Purchase Agreement.

“Preferred Shares” has the meaning given to such term in the Stock Purchase Agreement.

“Production-Ready Military Contract” means an agreement with a Military Customer for the development of production-ready Military Prototypes and associated cartridges.

“Series A Preferred Stock” has the meaning given such term in the Stock Purchase Agreement.

“Series B Preferred Stock” has the meaning given such term in the Stock Purchase Agreement.

“Steering Committee” means the committee formed pursuant to Section 2.3 of this Agreement.

“Transaction Agreements” has the meaning given such term in the Stock Purchase Agreement.

“Warrants” has the meaning given such term in the Stock Purchase Agreement.

Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

EXHIBIT B

MILESTONE TABLE

Milestone	Military Objectives and Consumer Objectives to meet Milestone
1
Milestone 1 will be achieved upon (i) the expiration of the 60 day period commencing on the Effective Date and (ii) the occurrence of either the Military Objectives set forth in subsection (a) below or the Consumer Objective set forth in subsection (b) below:

(a)    Military Objectives:

1. MCEL, either alone or with a consortium, has entered into a Military Contract whereby (i) the Military Customer party thereto is committed to fund at least [***] to one (1) or more entities (including MCEL) for the development of a Military Prototype and (ii) MCEL is entitled to receive at least 25% of such funds (assuming all parties to the Military Contract satisfy their obligations to receive such funds); and

2. MCEL, either alone or with a consortium, has developed, manufactured and delivered [***] working Military Prototype(s) to the Military Customer that comply with the specifications set forth in the Military Contract and received payment therefor.

(b)    Consumer Objective:

MCEL, either alone or with a consortium, has entered into a Consumer Contract whereby the OEM is committed to make a payment of at least [***] for the development of a Consumer Prototype.

2
Milestone 2 will be achieved upon the occurrence of either the Military Objectives set forth in subsection (a) below or the Consumer Objective set forth in subsection (b) below:

(a)    Military Objectives:

1. MCEL, either alone or with a consortium, has entered into a Production-Ready Military Contract whereby the Military Customer is committed to fund at least [***] for at least [***] production-ready Military Prototypes and associated cartridges.

2. MCEL, either alone or with a consortium, has developed, manufactured and delivered the production-ready Military Prototypes to the Military Customer that comply with the specifications set forth in the Production-Ready Military Contract and received payment therefor.

(b)    Consumer Objective:

MCEL, either alone or with a consortium, has developed, manufactured and delivered [***] working Consumer Prototypes to the OEM that comply with the specifications set forth in the Consumer Contract and received payment therefor.

3
Milestone 3 will be achieved upon the occurrence of the Military Objective set forth in subsection (a) below:

(a)    Military Objective:

MCEL, either alone or with a consortium, has entered into a Military P.O. whereby the Military Customer commits (i) to make payment for at least [***] for units of the Military Product or (y) to purchase at least [***] units of the Military Product.

The achievement of Consumer Objective Milestone 3 will be deemed to occur simultaneously with the achievement of Consumer Objective Milestone 4.

4
Milestone 4 will be achieved upon the occurrence of either the Military Objective set forth in subsection (a) below or the Consumer Objectives set forth in subsection (b) below:

(a)    Military Objective:

MCEL, either alone or with a consortium, has manufactured and delivered Military Products that comply with the specifications set forth in the Military P.O. and received at least [***] in payment therefor from the Military Customer.

(b)    Consumer Objectives:

1. MCEL, either alone or with a consortium, has entered into a Consumer P.O. for the manufacture and production of the Consumer Product, with the Consumer P.O. being for at least [***] for production of units of the Consumer Product; and

2. MCEL, either alone or with a consortium, has developed and manufactured at least one unit of the Consumer Product that complies with the specifications set forth in the Consumer P.O. and received at least [***] in payment therefor from the OEM.

Information marked by [***] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Securities and Exchange Commission.

B-1